UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 27, 2012

Regional Management Corp.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35477	57-0847115
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

509 West Butler Road, Greenville, South Carolina, 29607

(Address of Principal Executive Offices) (Zip Code)

(864) 422-8011

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

In connection with the initial public offering by Regional Management Corp. (“Regional”) of its common stock covered by the Registration Statement on Form S-1 (File No. 333-174245), on March 27, 2012, the Amended and Restated Shareholders Agreement, dated as of March 27, 2012, was entered into by and among by and among Regional, Parallel 2005 Equity Funds, LP, Palladium Equity Partners III, L.P., and the other shareholders party thereto.

The Amended and Restated Shareholders Agreement is filed herewith as Exhibit 10.1 and is incorporated herein by reference. The terms of the agreement are substantially the same as the terms set forth in the form of the agreement filed as an exhibit to the Registration Statement and as described therein.

Item 3.03 Material Modification to Rights of Security Holders.

The information set forth under Item 5.03 below is incorporated by reference into this Item 3.03.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 27, 2012, Roel C. Campos, Alvaro G. de Molina, Carlos Palomares and Thomas F. Fortin, our Chief Executive Officer, were appointed to the Board of Directors of Regional, thereby joining Richard T. Dell’Aquila, Richard A. Godley, Jared L. Johnson, David Perez and Erik A. Scott. In addition, effective March 27, 2012, Messrs. Campos, Dell’Aquila, de Molina, Palomares and Scott serve as members of Regional’s audit committee, Messrs. Godley, Johnson, de Molina and Perez serve as members of Regional’s compensation committee and Messrs. Campos, Johnson and Scott serve as members of Regional’s corporate governance and nominating committee. Biographical information regarding these directors and a description of the terms of their compensation have previously been reported by Regional in its Prospectus, dated March 27, 2012, filed pursuant to Rule 424(b) of the Securities Act of 1933, as amended, on March 29, 2012 (the “Prospectus”).

In connection with the initial public offering and pursuant to the Regional Management Corp. 2011 Stock Incentive Plan, on March 27, 2012, Regional Management Corp. granted options to purchase 125,000, 25,000, 25,000 and 25,000 shares of common stock to Mr. Fortin, Robert D. Barry, C. Glynn Quattlebaum and A. Michelle Masters, respectively. In addition, Regional granted options to purchase 10,000 shares of common stock to each of Messrs. Campos, de Molina, Palomares, Dell’Aquila, Godley, Johnson, Perez and Scott. Each of the options granted in connection with the initial public offering have an exercise price equal to the initial public offering price of $15.00 per share. The Regional Management Corp. 2011 Stock Incentive Plan and forms of Nonqualified Stock Option Agreement are filed herewith as Exhibit 10.2 and are incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 27, 2012, Regional’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws became effective. A description of Regional Management’s capital stock giving effect to the adoption of the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws has previously been reported by Regional in the Prospectus. The Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws are filed herewith as Exhibit 3.1 and Exhibit 3.2, respectively, and are incorporated herein by reference.

Item 8.01 Other Events.

On April 2, 2012, Regional completed its initial public offering, including the exercise in full by the underwriters of their option to purchase additional shares, by issuing 3,150,000 shares of common stock for cash consideration of $13.95 per share (net of underwriting discounts) to a syndicate of underwriters led by Jefferies & Company, Inc. and Stephens Inc. as joint book-running managers for the offering for approximately $43.9 million in net proceeds before expenses. JMP Securities LLC and BMO Capital Markets Corp. acted as joint lead managers. Selling stockholders sold 1,680,000 shares for approximately $23.4 million in net proceeds before expenses.

As contemplated in the Prospectus, Regional has used approximately $25.8 million to repay all amounts outstanding under its mezzanine debt, approximately $17.0 million to repay a portion of the outstanding borrowings under its senior revolving credit facility and approximately $1.1 million to make one-time payments to certain of its pre-initial public offering owners in consideration for the termination of its advisory and consulting agreements with them.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of Regional Management Corp.

3.2	Amended and Restated Bylaws of Regional Management Corp.

10.1	Amended and Restated Shareholders Agreement by and among Regional Management Corp., Parallel 2005 Equity Funds, LP, Palladium Equity Partners III, L.P., and the other shareholders party thereto, dated as of March 27, 2012.

10.2	Regional Management Corp. 2011 Stock Incentive Plan and Forms of Nonqualified Stock Option Agreement (incorporated by reference to Exhibit 10.5 to Amendment No. 3 to the Registration Statement on Form S-1 filed by Regional Management Corp. on August 4, 2011 (File No. 333-174245)).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGIONAL MANAGEMENT CORP.

By:	/s/ A. Michelle Masters
	Name:	A. Michelle Masters
	Title:	Senior Vice President, Strategic Development and Corporate Secretary

Date: April 2, 2012